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                                                                    EXHIBIT 11.1

                           DENAMERICA CORP. AND SUBSIDIARIES
                  Statement re: computation of per share income (loss)
                    (In thousands, except share and per share data)
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
                                                                Three Months Ended
                                                         ---------------------------------
Description                                              March 29, 1995     March 27, 1996
- -----------                                              --------------     --------------
Income (loss) before extraordinary item                   $        69        $      (677)
Extraordinary item - loss on extinguishment of debt              --                 (497)
                                                          -----------        -----------
Net income (loss)                                                  69             (1,174)
Less:  Preferred stock dividend and accretion                    (166)              (149)
                                                          -----------        -----------
Net income (loss) applicable to common shareholders       $       (97)       $    (1,323)
                                                          ===========        ===========

Income (loss) before extraordinary item per common
  and common equivalent share                             $      (.01)       $      (.12)
Extraordinary item - loss on extinguishment
 of debt per common and common equivalent share                  --                 (.07)
                                                          -----------        -----------
Net income (loss) per common and common equivalent share  $      (.01)       $      (.19)
                                                          ===========        ===========
Weighted average common and common equivalent
   shares outstanding                                       6,937,500          6,937,500
                                                          ===========        ===========
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